     As filed with the Securities and Exchange Commission on April 30, 1997
                                         Registration No. 333-__________________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                          -------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                             FLAGSTAR BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

                                  ------------

           Michigan                                      38-3150651
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                      Identification No.)

                              2600 Telegraph Road
                     Bloomfield Hills, Michigan 48302-0953
                                 (810) 338-7700
                    (Address of Principal Executive Office)

                           Flagstar Bank 401(k) Plan
                            (Full Title of the Plan)

                            Matthew G. Ash, Esquire
                        Edward B. Crosland, Jr., Esquire
                             Paul D. Borja, Esquire
            Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C.
                         601 Pennsylvania Avenue, N.W.
                           Suite 750, North Building
                            Washington, D.C.   20006
                    (Name and Address of Agent for Service)
                                 (202) 393-3636
         (Telephone Number, Including Area Code, of Agent for service)

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

Title of Securities                 Amount to be         Proposed Maximum                Proposed Maximum              Amount of
to be Registered (1)               Registered (2)   Offering Price Per Share (3)   Aggregate Offering Price (3)    Registration Fee
====================================================================================================================================

Common Stock, par
   value $.01 per share                350,000                $7.38                        $2,583,000                   $782.73
====================================================================================================================================


(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests available pursuant to the Flagstar Bank 401(k) Plan (the "Plan") described herein.
(2) Reflects estimate of the maximum number of shares of the Common Stock that may be issued under the Plan, assuming that all employee contributions to the Plan available for such discretionary investment are used to acquire shares of the Common Stock. Also includes an indeterminate number of shares that may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Plan and being registered hereby, as a result of a stock split, stock dividend, reclassification, recapitalization or similar adjustment.
(3) Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for purposes of calculating the Registration Fee, and reflects the book value per share of Common Stock as of March 31, 1997.

    THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE AUTOMATICALLY UPON THE DATE OF FILING, IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                     PART I

                      INFORMATION REQUIRED IN THE SECTION
                                10(a) PROSPECTUS

     Item 1.  Plan Information*
     ------

     Item 2.  Registrant Information and Employee Plan Annual Information*
     ------

          *This Registration Statement relates to the registration of 400,000 shares of Common Stock, par value $.01 per share, of Flagstar Bancorp, Inc. (the "Company") to be sold under the Flagstar Bank 401(k) Plan (the "Plan"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Certain Documents by Reference
     ------

          The Company became subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") pursuant to Section 15(d) thereof on April 30, 1997 and, accordingly, will be filing periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Registration Statement on Form S-1, filed February 12, 1997, as subsequently amended, (File No. 333-21621) is incorporated herein by reference.

          ALL DOCUMENTS FILED BY THE COMPANY AND THE PLAN PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE 1934 ACT AFTER THE DATE HEREOF AND PRIOR TO THE FILING OF A POST-EFFECTIVE AMENDMENT WHICH INDICATES THAT ALL SECURITIES OFFERED HAVE BEEN SOLD OR WHICH DEREGISTERS ALL SECURITIES THEN REMAINING UNSOLD SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

     Item 4.  Description of Securities
     ------

     General

          The Company is authorized to issue 40,000,000 shares of the Common Stock and 10,000,000 shares of serial preferred stock, par value $0.01 per share. The capital stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

     Common Stock

          Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock except to the extent voting rights may be diminished as discussed in "Restrictions on Acquisition of the Company and the Bank" below.

          Dividends. The Company may pay dividends on its capital stock if, as and when declared by the Board of Directors, subject to compliance with limitations imposed by law. The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. If the Company issues serial preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to the receipt of dividends.

          Liquidation. In the event of any liquidation, dissolution or winding up of the Company, each holder of its Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company. If any serial preferred stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the distribution of the Company's assets in a liquidation or dissolution of the Company.

          Restrictions on Acquisition of the Common Stock. See "Restrictions on the Acquisition of the Company and the Bank" and "Certain Anti-Takeover Provisions in the Restated Articles of Incorporation and Restated Bylaws," below, for discussions of the limitations on the acquisition of shares of the Common Stock.

          Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued in the future. The Common Stock is not subject to call for redemption. Upon payment of the public offering price for the Common Stock, all such stock will be duly authorized, fully paid and non-assessable.

          Issuance of Additional Shares. Except as may be allowed or required under the Company's stock benefit plans, the Company has no present plans, proposals, arrangements or understandings to issue additional shares of authorized Common Stock or serial preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or pursuant to future employee benefit plans. Normally, no stockholder approval would be required for the issuance of these additional shares, although certain transactions or employee benefit plans may otherwise be required to be approved by the Company's stockholders.

     Serial Preferred Stock

          The Board of Directors has no present plans, proposals, arrangements or understandings to issue shares of serial preferred stock. The Board of Directors of the Company is authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualification, limitations and restrictions thereof, subject to no prior stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences or both, and may have full or limited voting rights. The Board of Directors, without the approval of the holders of the Common Stock, may issue serial preferred stock with voting and other rights which could adversely affect the voting power of the holders of the Common Stock.

     RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK

     Change in Bank Control Act and Savings Institution Holding Company Provisions of Home Owners' Loan Act

          Federal laws and regulations contain a number of provisions which affect the acquisition of insured institutions such as Flagstar Bank, FSB, the wholly-owned subsidiary of the Company (the "Bank"), and a savings institution holding company such as the Company. The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of a savings association unless the Office of Thrift Supervision ("OTS") has been given 60 days' prior written notice and the OTS does not issue a notice disapproving the proposed acquisition. In addition, certain provisions of the Home

     Owners' Loan Act ("HOLA") provide that no company may acquire control of a savings institution holding company without the prior approval of the OTS.

          Pursuant to applicable regulations, control of a savings association or its holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of a savings association or its holding company or the ability to control the election of a majority of the directors of either entity. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or more than 25% of any class of stock, of a savings association or its holding company, where one or more enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings association, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

     Michigan Anti-Takeover Statutes

          Michigan has enacted several statutes which impose restrictions on acquisition of the Company, which has been incorporated under the laws of Michigan. Chapter 7A of the MBCA is applicable to certain corporations organized under the laws of Michigan including the Company. Subject to certain exceptions, Chapter 7A provides that a corporation shall not engage in any business combination with any "interested stockholder" unless an advisory statement is given by the board of directors and the combination is approved by a vote of at least 90% of the votes of each class of stock entitled to vote, and at least two-thirds of the votes of each class of stock entitled to vote other than the voting shares owned by the interested stockholder. However, these statutory requirements do not apply if, prior to the date that an interested stockholder first becomes an interested stockholder, the board of directors by resolution approves or exempts such business combinations generally or a particular combination from the requirements of the MBCA. Furthermore, the voting requirement does not apply to a business combination if: (a) specified fair price criteria are met, as described below; (b) the consideration to be given to the stockholders is in cash or in the form the interested stockholder paid for shares of the same class or series; and (c) between the time the interested stockholder becomes an interested stockholder and before the consummation of a business combination the following conditions are met: (1) any preferred stock dividends are declared and paid on their regular date; (2) the annual dividend rate of stock other than preferred stock is not reduced and is raised if necessary to reflect any transaction which reduces the number of outstanding shares; (3) the interested stockholder does not receive any financial assistance or tax advantage from the corporation other than proportionally as a stockholder; (4) the interested stockholder does not become the beneficial owner of any additional shares of the corporation; and (5) at least five years have elapsed. An "interested stockholder" is generally defined to mean any person that: (a) is the owner of 10% or more of the outstanding voting stock of such corporation, or (b) is an affiliate of a corporation and was the owner of 10% or more of the outstanding voting stock of the corporation at any time within two years immediately prior to the relevant date.

          Chapter 7A's fair price criteria include the following: (a) the aggregate amount of the cash and market value of the noncash consideration to be received by the holders of common stock is at least as much as the higher of (1) the highest price the interested stockholder paid for stock of the same class or series within the two-year period immediately prior to the announcement date of the combination proposal, and (2) the market value of stock of the same class or series on the announcement date or on the determination date; and (b) the aggregate amount of the cash and market value of the noncash consideration to be received by holders of stock other than common stock is at least as much as the highest of (1) the highest price the interested stockholder paid for the same class or series within the two-year period immediately prior to the announcement date of the combination proposal, (2) the highest preferential amount per share to which the holders of such stock are entitled in the event of any liquidation, dissolution, or winding up of the corporation, and (3) the market value of stock of the same class or series on the announcement date or on the determination date.

          Under certain circumstances, Chapter 7A may make it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a five-year period, although the stockholders may elect that the Company not be governed by this section, upon the affirmative vote of 90% of the outstanding voting shares and two thirds of the shares not owned by the interested stockholder. The Company's stockholders have taken no action to exclude the Company from restrictions imposed under Chapter 7A of the MBCA and the Restated Articles of Incorporation include these provisions by reference. It is anticipated that the provisions of Chapter 7A may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors.

          Chapter 7B of the MBCA is also applicable to certain corporations organized under the laws of Michigan including the Company. Subject to certain exceptions, Chapter 7B provides that once a person proposes to make or makes a "control share acquisition" and delivers an acquiring person statement to the corporation, the stockholders must vote on whether the control shares may exercise voting rights. Such rights are granted only by resolution approved by both (a) a majority of the votes cast by holders entitled to vote and a majority of any class entitled to vote, and (b) a majority of the votes cast and a majority of any class entitled to vote excluding the interested shares. "Control shares" means shares which, if voted, would have voting power when added together with all other shares a person either owns or directs the exercise, within the following ranges:
     (a) at least 20% but less than 33 1/3% of all voting power; (b) at least 33 1/3% but less than a majority of all voting power; or (c) a majority of all voting power. An acquisition of shares is not considered a control share acquisition under certain circumstances, including where the acquisition is part of a merger or share exchange if the corporation is a party to the agreement of merger or share exchange.

          If authorized by the corporation's articles of incorporation or bylaws
     (i) control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed may be redeemed by the corporation at any time more than 60 days after the end of the control share acquisition at "fair value;" and (ii) control shares acquired in a control share acquisition which are not accorded full voting rights may be redeemed by the corporation at "fair value." Unless provided otherwise in the corporation's articles of incorporation or bylaws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights.

          Under certain circumstances, Chapter 7B may make it more difficult for an "acquiring person" to exercise control over a corporation due to the limitations placed on that person's ability to vote the control shares, although the corporation may, before any such control share acquisition, elect not to be governed by this chapter by adopting an amendment to the corporation's articles of incorporation or bylaws. The Company's Restated Articles of Incorporation and Restated Bylaws do not exclude the Company from the provisions of Chapter 7B of the MBCA and the Restated Articles of Incorporation incorporate its current provisions by reference. The Company's Restated Articles of Incorporation also include provisions authorizing a forced redemption of control shares under certain circumstances as specified by Chapter 7B. It is anticipated that the provisions of Chapter 7B may encourage acquiring persons interested in obtaining control over the Company to negotiate in advance with the Board of Directors.

          Section 1368 of the MBCA, which is applicable to corporations organized under the laws of Michigan including the Company, prohibits a corporation from purchasing, either directly or indirectly, any of its shares that are listed on a national securities exchange from any person who holds at least 3% of its shares unless one of the following conditions is met: (a) the corporation makes an equivalent offer to all other holders of the same shares; (b) the purchase is authorized in advance by the stockholders entitled to vote thereon; (c) the purchase meets the requirements of the articles of incorporation for such a purchase; (d) the shares are beneficially owned by the person for at least two years prior to the purchase date; (e) the purchase is made on the open market; (f) the purchase price is not more than the average market price of the shares during the 30 business days prior to the purchase date; or (g) the purchase is otherwise authorized by the MBCA. Under certain circumstances, Section 1368 prevents a stockholder from selling his shares back to the corporation at a premium within two years of that stockholder's purchase of the shares unless one of the other conditions is met. However, the stockholders may approve such a purchase by the corporation or the corporation may include in its articles of incorporation lesser requirements for such a transaction. The Company's Restated Articles of Incorporation do not contain any provisions exempting the Company from the provisions of Section 1368 of the MBCA. It is anticipated that the provisions of Section 368 may discourage persons from obtaining quantities of the Company's stock for the sole purpose of eliciting a premium from the Company in a resale of those shares.

                CERTAIN ANTI-TAKEOVER PROVISIONS IN THE RESTATED
                     ARTICLES OF INCORPORATION AND BYLAWS

          The following discussion is a general summary of certain provisions of the Restated Articles of Incorporation ("Restated Articles") and Bylaws of the Company which may be deemed to have an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Restated Articles and Bylaws of the Company, which are incorporated herein by reference.

          In addition to discouraging a takeover attempt which a majority of the stockholders of the Company might determine to be in their best interest or in which the stockholders of the Company might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of management more difficult. It is thus possible that incumbent officers and directors might be able to retain their positions (at least until their term of office expires) even though a majority of the stockholders desire a change.

     Classified Board of Directors

          Article X of the Restated Articles provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. Under Article X, the directors in each class serve for terms of three years and until their respective successors are elected and qualified, with approximately one-third of the directors elected each year. Article XI provides that a director may be removed only by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote and only for cause.

          A classified Board of Directors could make it more difficult for stockholders to change a majority, whereas a majority of a non-classified board could be changed in one year. In the absence of the provisions of the Restated Articles classifying the Board, all of the directors would be elected each year.

          Management of the Company believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors are subject to election each year. Staggered terms help to ensure that, at any one time, approximately two-thirds of the Board will be comprised of persons who have at least one year's experience as directors of the Company. In addition, the use of staggered terms moderates the pace of changes in the Board of Directors by extending the minimum time required to elect a majority of directors from one to two years.

     Availability of Serial Preferred Stock

          The Company's Restated Articles authorize the issuance of up to 10,000,000 shares of serial preferred stock, which may be issued with rights and preferences that could impede an acquisition. This preferred stock, none of which has yet been issued by the Company, together with authorized but unissued shares of common stock (the Restated Articles authorize the issuance of up to 40,000,000 shares of the Common Stock), could also represent additional capital stock required to be purchased by the acquirer.

     Advance Notice Requirement for Nominations

          Article VIII of the Company's Restated Articles provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Secretary of the Company not fewer than 30 or more than 60 days in advance of the meeting. Management believes that it is in the best interests of the Company and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

     Size of Board of Directors; Filling of Vacancies

          Article X of the Company's Restated Articles provide that the number of directors of the Company (exclusive of directors, if any, to be elected by the holders of any to-be-issued shares of preferred stock of the Company) should not be fewer than 7 or more than 11 as shall be provided from time to time in accordance with the Company's Bylaws. Additionally, the power to determine the number of directors within these numerical limitations and the power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in the Company's Board of Directors. The overall effect of such provisions may be to prevent a person or entity from immediately acquiring control of the Company through an increase in the number of the Company's directors and election of his, or its nominees to fill the newly created vacancies.

     Amendment of Bylaws

          Article XVII of the Company's Restated Articles provides that the Company's Bylaws may be amended by the affirmative vote of either two-thirds of the Company's Board of Directors or the holders of at least 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors. Absent this provision, Michigan law provides that a corporation's bylaws may be amended by the holders of a majority of the voting power of the corporation present and entitled to vote at a duly held meeting. The Company's Restated Bylaws contain numerous provisions concerning its governance, such as fixing the number of directors and determining the number of directors constituting a quorum. By reducing the ability of a potential corporate raider to make changes in the Company's Bylaws and to reduce the authority of the Board or Directors or impede its ability to manage the Company, this provision of the Restated Articles could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquirer.

     Amendment of Articles

          Article XVIII of the Company's Restated Articles provides that specified provisions contained in the Restated Articles may not be repealed or amended except by an affirmative vote of at least 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors; provided, however, that such provisions may be repealed or amended upon a majority of stockholder vote if first approved by a majority of the continuing Directors, as defined in Article XVIII. This requirement exceeds the majority vote of stockholders present and entitled to vote that it would otherwise be required by Michigan law for the repeal or amendment of a provision of the Restated Articles. The specific provisions for which an 80% vote is required by Article XVIII are (i) Article VII providing for cumulative voting in the election of directors; (ii) Article VIII requiring written notice to the Company of nominations for the election of directors and new business proposals, quorum requirements and the calling of special meetings; (iii) Article IX eliminating the power of stockholders to act by written consent without a meeting; (iv) Article X governing the number of the Company's Board of Directors, the filling of vacancies on the Board of Directors and classified terms of the Board of Directors; (v) Article XI governing the removal of directors; (vi) Article XII providing for the indemnification of directors, officers, employees and agents of the Company; (vii) Article XIII pertaining to the elimination of the liability of the directors to the Company and its stockholders for monetary damages, with certain exceptions, for breach of fiduciary duty; (viii) Article XV providing for the applicability to the Company of Section 7A of the MBCA, which restricts business combinations involving the Company and "interested stockholders;" (ix) Article XVI providing for the applicability to the Company of Section 7B of the MBCA, which eliminates voting rights of persons who hold 20%, 33-1/3% and a majority of all outstanding shares of Common Stock unless stockholder approval is received at each such level; and (x) Article XVII and Article XVIII governing the required stockholder vote for amending the Bylaws and Restated Articles of the Company. See "Restrictions on Acquisition of the Company and the Bank -- Michigan Anti-Takeover Statutes," above.

     Benefit Plans

          In addition to the provisions of the Company's Restated Articles and Bylaws described above, certain benefit plans of the Company and the Bank contain provisions that also may discourage hostile takeover attempts which the Boards of Directors of the Company and the Bank might conclude are not in the best interests of the Company, the Bank or the Company's stockholders.

     The Purpose and Effect of the Anti-Takeover Provisions in the Company's Restated Articles and Bylaws

          The Boards of Directors of the Company and the Bank believe that the provisions described above reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions also assist the Company and the Bank in the orderly deployment of the net proceeds of the Offering into productive assets during the initial period after the Offering. The Boards of Directors of the Company and the Bank believe these provisions are in the best interests of the Bank and of the Company and its stockholders. In the judgment of the Boards of Directors of the Company and the Bank, the Company's Board is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the stockholders and the Company's other constituents. Accordingly, the Boards of Directors of the Company and the Bank believe that it is in the best interests of the Company and its stockholders to encourage potential acquirers to negotiate directly with the Company's Board of Directors and that these provisions encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

          Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

          An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control that could result from a tender offer or other takeover attempt could also deprive the Company's remaining stockholders of the benefits of having the Common Stock quoted on the Nasdaq National Market and of certain protective provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          Despite the belief of the Company as to the benefits to stockholders of these provisions of the Company's Restated Articles and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board of Directors, but pursuant to which the stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult and may tend to stabilize the Company's stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages. Pursuant to applicable law, at any annual or special meeting of its stockholders, the Company may adopt additional provisions to its Restated Articles regarding the acquisition of its equity securities that would be permitted to a Michigan corporation. The Company does not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.

     Item 5.  Interests of Named Experts and Counsel
     ------

           Not Applicable.

     Item 6.  Indemnification of Directors and Officers
     ------

          The Company's Restated Articles of Incorporation contain a provision, authorized by the MBCA, designed to eliminate in certain circumstances the personal liability of directors for monetary damages to the Company or its stockholders for breach of their fiduciary duty as directors. This provision, however, does not limit the liability of any director who breached his or her duty of loyalty to the Company or its stockholders, failed to act in good faith, obtained an improper personal benefit or paid a dividend or approved a stock repurchase or redemption that was prohibited under Michigan law. This provision will not limit or eliminate the rights of the Company or any stockholder to seek an injunction or any other nonmonetary relief in the event of a breach of a director's duty of care. In addition, this provision applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability unrelated to his or her fiduciary duty of care or from a violation of statutory law such as certain liabilities imposed on a director under the federal securities laws.

          The Company's Restated Articles of Incorporation and Bylaws also provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the MBCA. Under the provisions of the MBCA, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its stockholders.

          Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the Company or of the Company's subsidiaries and the Company's officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at the Company's or its subsidiaries' request.

     Item 7.  Exemption from Registration Claimed
     ------

           Not Applicable.

     Item 8.  Exhibits
     ------

          The following is the list of Exhibits and also serves as the Exhibit Index.

                    Exhibit   Description
                    -------   -----------

                    4.1       Form of Flagstar Bank 401(k) Plan

                    4.2       Summary Plan Description of Flagstar Bank 401(k)
                              Plan

                    5 Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C., as to the legality of the original issuance of shares of Common Stock being registered.

                    23.1      Consent of Grant Thornton LLP

                    23.2 Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C. (contained in Exhibit 5)

          Further, the Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS to qualify the Plan.

     Item 9.  Undertakings
     ------

          1.  The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                       ---- ----

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
                                                               ---- ----
     offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Bloomfield Hills, Michigan, on April 29, 1997.

                                       FLAGSTAR BANCORP, INC.

                                       By: /s/ Thomas J. Hammond
                                           -------------------------------------
                                           Thomas J. Hammond
                                           Chairman and Chief Executive Officer
                                           (Duly Authorized Representative)

      Each person whose signature appears below hereby appoints Thomas J. Hammond his or her true and lawful attorney-in-fact, with power to act and with full power of substitution in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes may lawfully cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

         Signatures                      Title                                   Date

  /s/ Thomas J. Hammond         Chairman & Chief Executive Officer          April 29, 1997
------------------------------  (Principal Executive Officer)
  Thomas J. Hammond

  /s/ Michael W. Carrie         Executive Vice President and Treasurer      April 29, 1997
------------------------------  (Principal Financial & Accounting Officer)
  Michael W. Carrie

  /s/ Mark T. Hammond           Vice Chairman & President                   April 29, 1997
------------------------------
  Mark T. Hammond

  /s/ Joan H. Anderson          Director & Executive Vice President         April 29, 1997
------------------------------
  Joan H. Anderson

  /s/ Mary Kay McGuire          Director, Senior Vice President &           April 29, 1997
------------------------------  Secretary
  Mary Kay McGuire

  /s/ Ronald I. Nichols, Sr.    Director                                    April 29, 1997
------------------------------
  Ronald I. Nichols, Sr.

  /s/ James D. Coleman          Director                                    April 29, 1997
------------------------------
  James D. Coleman

  /s/ Charles Bazzy             Director                                    April 29, 1997
------------------------------
  Charles Bazzy

  /s/ Harry S. Ellman           Director                                    April 29, 1997
------------------------------
  Harry S. Ellman

  /s/ William B. Bortels        Director                                    April 29, 1997
------------------------------
  William B. Bortels

       Pursuant to the requirements of the Securities Act of 1933, the undersigned trustee of the Flagstar Bank, FSB 401(k) Plan has duly caused this Registration Statement to be signed in the City of Bloomfield Hills, State of Michigan, on April 29, 1997.



                            By:  /s/ Charles Bazzy
                                 ------------------------------------
                                 Charles Bazzy, as Trustee of the
                                 Flagstar Bank, FSB 401(k) Plan